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                                                                      EXHIBIT 8






                                     August 22, 1996




Board of Directors
Washington Federal, Inc.
425 Pike Street
3rd Floor
Seattle, Washington  98101-2334

Board of Directors
Metropolitan Bancorp
1520 4th Avenue
Seattle, Washington 98101-1648



Gentlemen:

       We have acted as special counsel to Washington Federal, Inc. ("Washington Federal"), a Washington corporation, in connection with the following transactions: (1) the holding company merger (the "Merger") of Metropolitan Bancorp ("Metropolitan"), a Washington corporation, with and into Washington Federal, pursuant to the terms of an Agreement and Plan of Merger between Washington Federal and Metropolitan, dated as of July 11, 1996 (the "Agreement"); and (2) the bank merger (the "Bank Merger") of Metropolitan Savings and Loan Association of Seattle, a federally-chartered savings and loan association and wholly-owned subsidiary of Metropolitan ("Metropolitan Savings"), with and into Washington Federal Savings and Loan Association, a federally-chartered savings and loan association and wholly-owned subsidiary of Washington Federal ("Washington Federal Savings"), pursuant to an Agreement and Plan of Merger, dated as of July 11, 1996 ("Bank Merger Agreement"). At your request, and pursuant to Section 6.1(f) of the Agreement, we are rendering our opinion concerning certain of the income tax consequences of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"). Terms defined in the Agreement are used herein as therein defined, unless otherwise defined herein or required by the context.

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       For purposes of the opinions set forth below, we have relied, with the consent of Washington Federal, Metropolitan, Washington Federal Savings, and Metropolitan Savings, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of certain of the officers of Washington Federal, Metropolitan, Washington Federal Savings, and Metropolitan Savings, copies of which are attached hereto and which are incorporated herein by reference. In addition, for purposes of such opinions, we have assumed that the Merger and the Bank Merger will be consummated in accordance with the terms of the Agreement and the Bank Merger Agreement and the description thereof contained in the Registration Statement on Form S-4 filed by Washington Federal with the Securities and Exchange Commission.

       Based on the foregoing, as of the date hereof we are of the opinion that:

              (i) The Merger and the Bank Merger each will be treated as a reorganization within the meaning of Section 368(a) of the Code;

              (ii) No gain or loss will be recognized by Washington Federal, Metropolitan, Washington Federal Savings, or Metropolitan Savings as a result of the Merger or the Bank Merger;

              (iii) Except to the extent of cash received in lieu of fractional shares, as described below, no gain or loss will be recognized by the stockholders of Metropolitan who receive shares of common stock of Washington Federal, par value $1.00 per share in the Merger ("Washington Federal Common Stock");

              (iv) Cash received in lieu of a fractional share of Washington Federal Common Stock will be treated as if the fractional share had been initially distributed in exchange for shares of common stock of Metropolitan, par value $.01 per share ("Metropolitan Common Stock"), and then had been redeemed by Washington Federal. The cash will be treated as a distribution in full payment in exchange for the fractional share interest, provided the redemption is not essentially equivalent to a dividend, and will accordingly result in the recognition of gain or loss, if any, measured by the difference between the portion of the basis of the shares of Metropolitan Common Stock allocable to such fractional share and the cash received in full payment therefor. If such shares of Metropolitan Common Stock are capital assets in the hands of the Metropolitan stockholder, then such gain or loss will be capital gain or capital loss;

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              (v)           The aggregate basis of the Washington Federal Common
Stock received by a Metropolitan stockholder in the Merger will be the same as the aggregate basis of the Metropolitan Common Stock surrendered in exchange therefor;

              (vi) The holding period for each share of Washington Federal Common Stock received by a Metropolitan stockholder in exchange for Metropolitan Common Stock will include the period for which such stockholder held such Metropolitan Common Stock, so long as the stockholder's Metropolitan Common Stock is held as a capital asset at the Effective Time as defined in the Agreement; and

              (vii) A Metropolitan stockholder who does not vote in favor of the Merger, who exercises dissenters' rights as to all such holder's shares of Metropolitan Common Stock and who is not deemed to be an owner of any shares of Metropolitan Common Stock held by others will recognize gain or loss measured by the difference between the basis of such stockholder's dissenting shares and the cash received in exchange therefor. Such gain or loss will be capital gain or loss, provided that the holder's dissenting shares are held as a capital asset at the Effective Time as defined in the Agreement.

       Our opinions are based on the Code, applicable Treasury Regulations, current published administrative decisions of the Internal Revenue Service ("IRS") and existing judicial decisions as of the date hereof. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. Further, our opinion is not binding on the IRS, and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the IRS.

                                   Very truly yours,

                                   ELIAS, MATZ, TIERNAN & HERRICK L.L.P.




                                   By:  /s/ Gerard L. Hawkins
                                        --------------------------------
                                          Gerard L. Hawkins, a Partner

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